Exhibit 3.2
ABM INDUSTRIES INCORPORATED
(the “Corporation”)
BYLAWS
As Amended September 3, 2008
ARTICLE I
OFFICES
Section 1.1. Registered Office. The registered office shall be located in the City of Wilmington, County of New Castle, State of Delaware.
Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors” or the “Board”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1. Place of Meeting. All meetings of stockholders shall be held at the principal executive office of the Corporation or at any other place, either within or without the State of Delaware, as may be designated by the Board of Directors.
Section 2.2. Annual Meeting. The annual meeting of stockholders shall be held on such date and at such time as the Board of Directors may designate. At each annual meeting the stockholders shall elect directors to succeed those whose terms expire in that year and to serve until their successors are duly elected and qualified, and shall transact such other business as may properly be brought before the meeting as set forth in these Bylaws.
Section 2.3. Notice of Stockholder Meetings. Written notice of an annual or special meeting shall be given to each stockholder entitled to vote, not less than ten nor more than sixty days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage pre-paid, directed to the stockholder at his or her address as it appears on the records of the Corporation.
Section 2.4. Business at Annual Meetings. At an annual meeting of stockholders, only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 3.7) shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.4 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.4.
In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 3.7), the stockholder must have given timely notice in proper written form to the Secretary of the Corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever first occurs. To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting and the reasons for conducting such business at such meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and the name and record address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice, (A) the class, series and number of all shares of the Corporation’s stock which are owned by such stockholder, (B) the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Corporation; (iv) a description of all agreements, arrangements, or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, including any anticipated benefit to the stockholder therefrom; (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(b) of the Exchange Act.

Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 3.7) shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.4; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.4 shall be deemed to preclude discussion by any stockholder of any such business. The chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting; and if the chairman should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.
Section 2.5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Board of Directors, or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution of the Board of Directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons. The business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.6. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of the stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the entire meeting, and may be inspected by any stockholder who is present.
Section 2.7. Conduct of Meetings. The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 2.8. Presiding Officer and Secretary. The Chairman of the Board of Directors shall call the meetings of the stockholders to order and shall act as the presiding officer thereof. The Secretary of the Corporation, if present, shall act as secretary of all meetings of the stockholders. In the absence of the Secretary, an Assistant Secretary, if present, shall act as secretary of the meetings of the stockholders. In the absence of the Secretary or any Assistant Secretary, the presiding officer may appoint a person to act as secretary of such meeting.
Section 2.9. Adjourned Meetings and Notice. Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting. In addition, the presiding officer of any meeting of stockholders shall have the power to adjourn the meeting at the request of the Board of Directors if the Board of Directors determines that adjournment is necessary or appropriate to enable stockholders to fully consider information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or is otherwise in the best interests of stockholders. When a stockholders’ meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjournment meeting, are announced at the meeting at which the adjournment is taken; except that if the adjournment is for more than thirty days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
Section 2.10. Quorum. The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”). The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 2.11. Voting. At all meetings of stockholders for elections or votes for any purpose, there must be a quorum present. All elections for directors shall be determined by a plurality of the votes cast. Except as may otherwise be required by law, by the rules or regulations of any stock exchange on which the securities of the Corporation are listed, or by the Certificate of Incorporation, all other matters shall be decided by a majority of the votes cast.
Section 2.12. Voting Rights. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Section 2.13. Stockholder Action and Waiver of Notice. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Attendance of a stockholder (or stockholder’s proxy) at a meeting shall constitute a waiver of notice of such meeting, except when a stockholder (or stockholder’s proxy) objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; provided, that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law or these Bylaws to be included in the notice but not so included if such objection is expressly made at the meeting.

Section 2.14. Confidential Voting.
(a) Proxies and ballots that identify the votes of specific stockholders shall be kept in absolute confidence by the tabulators and the inspectors of election unless (i) there is an opposing solicitation with respect to the election or removal of directors, (ii) disclosure is required by applicable law, (iii) a stockholder expressly requests or otherwise authorizes disclosure of the vote(s) cast by that stockholder, or (iv) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. Otherwise, no person, group or entity (including but not limited to any past, present or prospective director, officer, employee, agent or stockholder of the Corporation) shall be shown, told or given any information about the vote(s) cast by any specific stockholder.
(b) Comments written on proxies, consents or ballots shall be transcribed and provided to the Secretary of the Corporation with the name and address of the stockholder. The vote of the stockholder shall not be disclosed at the time any such comment is provided to the Secretary except where such vote is included in the comment or disclosure is necessary, in the opinion of the inspector, for an understanding of the comment.
(c) The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies and ballots shall be advised of this Bylaw and instructed to comply herewith.
(d) The inspectors of election shall certify, to the best of their knowledge based on due inquiry, that proxies and ballots have been kept in confidence as required by this Section 2.14.
(e) Nothing in this Bylaw shall prohibit the inspectors from making available to the Corporation, during the period prior to any annual or special meeting, information as to which stockholders have not voted and periodic status reports on the aggregate vote.
ARTICLE III
DIRECTORS
Section 3.1. Number of Directors, Election and Term of Office. The number of directors which shall constitute the whole Board shall be not less than eight nor more than eleven, the exact number within such limits to be fixed from time to time by resolution of the Board, acting by the vote of not less than a majority of the directors then in office. The Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 3.2. Vacancies. If the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, may choose a successor or successors to fill the vacancy or newly created directorship. Any director so chosen shall hold office until the next election of the class for which he or she was chosen and until his or her successor is duly elected and qualified, unless sooner removed. The term “Entire Board” as used in these Bylaws means the total number of directors which the Corporation would have if there were no vacancies.
Section 3.3. Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things except as may be otherwise prohibited by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation.
Section 3.4. The Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and stockholders of the Corporation. The Chairman of the Board of Directors shall be a member of the Executive Committee. If an employee of the Corporation, the Chairman shall be an officer of the Corporation. At the request of the President and Chief Executive Officer, the Chairman shall assist such person in communications with stockholders, the press and the investment community. The Chairman shall exercise and perform such other powers and duties as may, from time to time, be assigned to such person by the Board of Directors or prescribed by these Bylaws. In the absence of the Chairman of the Board, or in the event of such person’s inability or refusal to act, the President, if a director of the Corporation, shall perform such duties and exercise such powers. In the absence of the President, or in the event of such person’s inability or refusal to act, a director chosen by a majority of the directors present shall perform such duties and exercise such powers.
Section 3.5. Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.
Section 3.6. Resignation. Any director may resign effective upon giving notice in writing or by electronic transmission to the Chief Executive Officer, the Secretary of the Corporation, or the Board of Directors of the Corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.
Section 3.7. Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (a) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.7 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (b) who complies with the notice procedures set forth in this Section 3.7.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class, series and number of all shares of stock of the Corporation which are owned by such person, (B) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Corporation; (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder; (ii) (A) the class, series and number of all shares of stock of the Corporation which are owned by such stockholder, (B) the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, and any material interest of such stockholder in such nomination, including any anticipated benefit to the stockholder therefrom; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. At the request of the Board of Directors (or any duly authorized committee thereof), any person nominated by the Board of Directors (or any duly authorized committee thereof) for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed in this Bylaw; and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective nomination shall be disregarded.
ARTICLE IV
MEETINGS OF THE BOARD OF DIRECTORS
Section 4.1. Place of Meeting. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.
Section 4.2. Organization Meeting. Immediately after each annual meeting of stockholders, the Board of Directors shall hold a regular meeting for the purpose of organization, electing officers and transacting other business. No notice of such meeting need be given. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereafter provided for special meetings of the Board of Directors.
Section 4.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors; provided, however, that if the date so designated falls upon a legal holiday, then the meeting shall be held at the same time and place on the next succeeding day which is not a legal holiday. Such regular meetings may be held without notice.
Section 4.4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, Chairman of the Executive Committee of the Board of Directors, the President or on the written request of any two directors.
Section 4.5. Notice of Special Meetings. Notice of the time and place of special meetings of the Board of Directors shall be delivered to each director by overnight delivery service sent 48 hours before the meeting or by notifying each director of the meeting at least 24 hours prior to the time personally, by telephone, or by electronic transmission. Such notice shall not be necessary if appropriate waivers, consents and/or approvals are filed in accordance with Section 4.6 of these Bylaws.
Section 4.6. Waiver of Notice. Notice of a meeting need not be given to any director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though transacted at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice or consent to holding the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 4.7. Quorum. At all meetings of the Board of Directors, the presence of a majority of the Entire Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meetings at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present may adjourn the meeting without notice other than announcement at the meeting until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.
Section 4.8. Adjournment. Any meeting of the Board of Directors, whether or not a quorum is present, may be adjourned to another time and place by the vote of a majority of the directors present. Notice of the time and place of the adjourned meeting need not be given to absent directors if said time and place are fixed at the meeting adjourned.
Section 4.9. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1. Committees of Directors. The Board of Directors may, by resolution passed by a majority of the Entire Board, establish committees of the Board with such powers, duties and rules of procedures as may be provided by the resolutions of the Board establishing such committees. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors who meets the criteria for membership on such committee to act at the meeting in the place of any such absent or disqualified member.

Section 5.2. Unless otherwise provided in a resolution adopted by the Board of Directors, at all meetings of committees of the Board, the presence of a majority of the members of the committee shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meetings at which there is a quorum shall be the act of the committee, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of a committee of the Board, the directors present may adjourn the meeting without notice other than announcement at the meeting until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.
Section 5.3. Committee Minutes. Each committee shall keep minutes of its meetings and report the same to the Board of Directors.
Section 5.4. Audit Committee. There shall be an Audit Committee of the Board of Directors that shall include a minimum of three independent directors appointed from time to time by the Board. The Audit Committee shall oversee the corporate financial reporting process and the internal and external audits of the Corporation. The Audit Committee will undertake those specific duties, responsibilities and processes described in the Audit Committee Charter adopted by the Board and such other duties as the Board of Directors from time to time may prescribe.
Section 5.5. Executive Committee. There shall be an Executive Committee of the Board of Directors that shall include a minimum of three directors, at least one of whom shall be an independent director, appointed from time to time by the Board. The functions of the Executive Committee shall be to exercise all power and authority of the Board in the management of the business and affairs of the Corporation, except as may be provided in the resolution establishing the Executive Committee, delegated to another Committee of the Board in that Committee’s Charter or in another resolution of the Board or as limited by the General Corporation Law of the State of Delaware.
Section 5.6. Compensation Committee. There shall be a Compensation Committee of the Board of Directors that shall include a minimum of three independent directors appointed from time to time by the Board. Except as otherwise determined by the Board of Directors, the functions of the Compensation Committee shall be to review and recommend to the Board the compensation and other contractual terms and conditions for employment of the Corporation’s executive officers and administer the Corporation’s equity-based compensation plans. The Compensation Committee will undertake those specific duties, responsibilities and processes described in the Compensation Committee Charter adopted by the Board and such other duties as the Board of Directors from time to time may prescribe.
Section 5.7. Governance Committee. There shall be a Governance Committee of the Board of Directors that shall include a minimum of three independent directors appointed from time to time by the Board. The functions of the Governance Committee shall be to review and make recommendations with respect to the nomination of director candidates and executive officer succession and planning and oversee corporate governance for the Corporation. The Governance Committee will undertake those specific duties, responsibilities and processes described in the

Governance Committee Charter adopted by the Board and such other duties as the Board of Directors from time to time may prescribe.
ARTICLE VI
OFFICERS
Section 6.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Chief Financial Officer, a Treasurer, a Secretary, and a Controller. The Corporation may also have such other officers as the Board of Directors may in its discretion elect or as may be appointed under Section 6.3 of these Bylaws. Any two or more offices may be held by the same person.
Section 6.2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect all executive officers for the ensuing year. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.
Section 6.3. Other Officers. In addition to the officers enumerated in Section 6.1, the Corporation may have one or more other officers which may include staff or division officers, as the Board may appoint. The Board may delegate its authority to appoint other officers to a Board Committee or the President. Each such other officer shall hold office for such period and have such title and responsibilities as the Board or its delegate shall determine and may be removed in accordance with Section 6.4.
Section 6.4. Term. Each officer shall hold office until his successor shall have been chosen and shall have been qualified or until his earlier death, resignation or removal.
Any officer may be removed at any time with or without cause by the Board of Directors. Any officer appointed by a delegate of the Board may be removed at any time with or without cause by such delegate. Any officer may resign at any time by giving written notice to the Board of Directors, to the Secretary of the Corporation, or to the officer’s manager.
Section 6.5. The President. The President shall be the Chief Executive Officer of the Corporation, and, subject to the control of the Board of Directors, shall have general and active management over the business and affairs of the Corporation. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and the Board of Directors. In general, he shall perform all other duties normally incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.
Section 6.6. Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, any Vice President designated by the Board of Directors shall perform the duties and exercise the powers of the President. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or the Board of Directors.
Section 6.7. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall consider the adequacy of, and make recommendations to the Board of Directors concerning, the capital resources available to the

Corporation to meet its projected obligations and business plans; report periodically to the Board of Directors on financial results and trends affecting the business; and, in general, shall perform all other duties normally incident to the office of Chief Financial Officer and shall have such powers and perform such other duties as may from time to time be granted or assigned to such officer by the President or the Board of Directors.
Section 6.8. The Secretary. The Secretary shall (a) keep or cause to be kept the minutes of the meetings of the stockholders, the Board of Directors and committees of the Board of Directors; (b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) have general charge of the stock transfer books of the Corporation; and (e) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to such officer by the President or the Board of Directors.
Section 6.9. The Controller. The Controller of the Corporation shall be the principal accounting officer of the Corporation and shall be the general manager of the accounting, tax and internal audit functions of the Corporation and its subsidiaries, subject to the control of the Chief Financial Officer. The Controller shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors or Chief Financial Officer.
Section 6.10. The Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuables in the name and to the credit of the Company. The Treasurer shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, the President or the Chief Financial Officer.
ARTICLE VII
INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS
Section 7.1. Actions, Suits or Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided, however, that the foregoing indemnity shall not be applicable as to any person who is or was or agreed to become an employee or agent of the Corporation (other than employees or agents who also are or were or agreed to be officers or directors of the Corporation), or is or was serving or agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise (other than employees or agents who also are or were or agreed to be officers or directors of any such other corporation, partnership, joint venture, trust or enterprise), unless and until such indemnity is specifically approved by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 7.2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper; provided, however, that the foregoing indemnity shall not be applicable as to any person who is or was or agreed to become an employee or agent of the Corporation (other than employees or agents who also are or were or agreed to be officers or directors of the Corporation), or is or was serving or agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise (other than employees or agents who also are or were or agreed to be officers or directors of any such other corporation, partnership, joint venture, trust or enterprise), unless and until such indemnity is specifically approved by the Board of Directors.
Section 7.3. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article (including, without limitation, Section 7.4), to the extent that a present or former director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article), of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 7.1 and 7.2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.
Section 7.4. Determination of Right to Indemnification. Any indemnification under Sections 7.1 and 7.2 of this Article (unless ordered by a court) shall be paid by the Corporation unless a determination is made (1) by the Board of Directors by a majority vote of the quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders, that indemnification of the director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article) is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 7.1 and 7.2 of this Article.
Section 7.5. Advance of Costs, Charges and Expenses. To the extent permitted by law, costs, charges and expenses (including attorneys’ fees) incurred by a person being indemnified pursuant to Section 7.1 or 7.2 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate; provided, however, that the payment of such costs, charges and expenses incurred by a person being identified pursuant to Section 7.1 or 7.2 of this Article in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article.
Section 7.6. Procedure for Indemnification. Any indemnification under Sections 7.1, 7.2 or 7.3 of this Article shall be made promptly, and in any event within 30 days, upon the written request of the director, officer, employee or agent. The right to indemnification as granted by this Article shall be enforceable by the director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article) in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition is made within 30 days. The Corporation shall indemnify such persons against costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 7.5 of this Article) that the claimant has not, as provided in Section 7.4, met the standard of conduct set forth in Section 7.1 or 7.2 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.7. Other Rights; Continuation of Right to Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article), and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advancement of expenses under this Article shall be deemed to be a contract between the Corporation and each director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article) of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification or advancement of expenses to such director or officer (or employee or agent being indemnified pursuant to Section 7.1 or 7.2 of this Article), or the obligations of the Corporation arising hereunder.
Section 7.8. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Entire Board.
Section 7.9. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 8.2. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the name of the state of its incorporation. The seal may be used by causing it or a facsimile to be impressed or affixed or reproduced or otherwise.

ARTICLE IX
STOCK
Section 9.1. Shares of Stock. The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.
Section 9.2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 9.3. Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.
Section 9.4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 9.5. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 9.6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 9.7. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE X
AMENDMENTS
Section 10.1. Amendments. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting duly called for that purpose) by a vote of not less than 70% of the outstanding stock entitled to vote at such meeting; provided that in the notice of such special meeting, notice of such purpose shall be given. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

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